EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation, by reference in the Registration Statements on Form S-3 (Numbers 333-219827) of Range Resources Corporation, Form S-8 (No. 333-209830) pertaining to the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees and Form S-8 (Nos. 333-159951, 333-167199 and 333-175098) pertaining to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan and in the related prospectuses, of our report dated January 18, 2019, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation and included in the Range Resources Corporation Annual Report (Form 10-K) for the year ended December 31, 2018.

NETHERLAND, SEWELL & ASSOCIATES, INC.
Dallas, Texas	By:	/s/ C.H. (Scott) Rees III, P.E.
February 25, 2019		C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer